Exhibit 99.1

Vertigro Algae Research and Development Center Begins Operation

El Paso, TX - September 25, 2007 - The bioreactors reflect the bright green of the algae growing within them and the state-of-the art laboratory is up and running at the Vertigro algae technology research and development center in El Paso, Texas. The Vertigro process, a joint venture between Global Green Solutions Inc. (GGRN) and Valcent Products Inc. (VCTPF), is now mass producing rapidly-growing algae to be used as biofuel feedstock and ingredients in food, pharmaceutical and health and beauty products. Requiring minimal water and land usage, Vertigro algae is the ultimate renewable energy.

Since commencing operation, results from bioreactor tests have been extremely positive, noted Glen Kertz, principal scientist for the Vertigro project. "We have proven that our closed loop bioreactor system can successfully produce algae over an extended period," Kertz said.

The venture's technical achievements are evident throughout the six-acre facility. Within the revolutionary new laboratory, high speed algae screening equipment determines the premier strains of algae and the optimum growth conditions for the multiplicity of potential applications. "As our research progresses, we believe we will be able to target the exact species of algae most perfectly suited to the end product for which it is used," said Kertz. "With this knowledge, we will be able to grow specific species in virtually any environment and maximize the algal oil and biomass produced."

As testament to worldwide interest, letters of agreement to commercialize the Vertigro process have been signed with production partners in Portugal and South Africa. Additional agreements are pending with U.S. companies.

"Our accomplishments reinforce our commitment to be a leader in the renewable energy market," said Kertz. "We are very excited about the future of Vertigro and the attention that it is receiving worldwide."

View a tour of the Vertigro facility and interview with Glen Kertz:

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Investor Relations Steve McGuire or Gerry Jardine 866.408.0153 or 800.877.1626 www.valcent.net	Media Relations Nancy Tamosaitis Vorticom Public Relations 212.532.2208 nancyt@vorticom.com

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